Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Third Quarter 2012

•	Third quarter 2012 revenue of $1.6 billion and adjusted EBITDA of $179 million

•	Comprehensive plan to strategically reposition company includes restructuring actions expected to reduce annual overhead costs by $150 million

•	In October 2012, Alpha successfully issued $500 million 9.75% senior notes due 2018 and repurchased approximately $123 million of 3.25% convertible senior notes due 2015

•	Alpha updates 2012 guidance and 2013 contracted sales position

•	Total liquidity of $1.6 billion at quarter-end, and $2.0 billion as of October 26, 2012 following completion of the senior notes issuance and the repurchase of convertible senior notes

BRISTOL, Va., November 2, 2012-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a third quarter loss of $46 million or $0.21 per diluted share, compared with net income of $63 million or $0.28 per diluted share in the third quarter of 2011. Excluding items detailed in the attached “Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss),” the third quarter adjusted net loss was $36 million or $0.16 per diluted share, compared with adjusted net income of $76 million or $0.34 per diluted share for the third quarter last year.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the third quarter of 2012 was $144 million, compared with EBITDA of $276 million in the year ago period. Excluding items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss),” Adjusted EBITDA was $179 million, compared with Adjusted EBITDA of $377 million in the third quarter of 2011.

Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q3 2012	Q2 2012	Q3[2] 2011
Coal revenues	$1,455.7	$1,565.3	$1,997.9
Net (loss) income	$(46.1)	$(2,234.7)	$62.6
Net (loss) income per diluted share	$(0.21)	$(10.14)	$0.28
Adjusted (loss) net income[1]	$(35.7)	$(72.1)	$76.1
Adjusted (loss) net income per diluted share[1]	$(0.16)	$(0.33)	$0.34
EBITDA[1]	$143.9	$(2,383.7)	$276.2
Adjusted EBITDA[1]	$178.5	$186.6	$376.6
Tons of coal sold	27.9	26.8	31.2
Weighted average coal margin per ton	$7.73	$6.57	$10.76
Adjusted weighted average coal margin per ton[1]	$7.68	$8.16	$14.30

1.
These are non-GAAP financial measures. A reconciliation of adjusted net income (loss) to net income (loss), a reconciliation of both EBITDA and adjusted EBITDA to net income (loss), and a reconciliation of adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules.

2.	Adjusted to reflect certain immaterial corrections and the impact of retrospective adjustments made as a result of applying acquisition accounting for Massey.

“Market conditions for both metallurgical and thermal coal have been challenging throughout much of 2012, and continued in the third quarter,” said Kevin Crutchfield, Alpha's chairman and CEO. “In the face of these market headwinds, Alpha has taken swift and decisive actions to right-size our operational footprint and our cost structure. In September, we announced a plan to reduce our annualized production rate by an additional 16 million tons. These actions are being taken in a pricing environment where we estimate that the majority of U.S. thermal coal would be uneconomic to produce at today's spot market prices and, similarly, metallurgical coal has fallen to levels at which a significant percentage of worldwide supply is uneconomic.”

To ensure that Alpha's operations and cost-base are appropriately aligned with the current market environment, approximately 50 percent of the planned reduction in tonnage will come from the Powder River Basin, where the company plans to adjust production to match currently committed and priced volumes for 2013. Another 40 percent of the reduction will come from the higher-cost Eastern thermal coal production base in Central Appalachia, and the remainder of the cutbacks will comprise lower-quality metallurgical coal that is uneconomic in today's market. These restructuring actions began in September and will be phased in through early 2013. Once fully implemented, all of the production cutbacks and restructuring actions are expected to result in a $150 million annual reduction in the company's recurring overhead costs, in addition to other cost of coal sales reductions due to mine idlings and production curtailments.

“This restructuring is a difficult but necessary step, impacting approximately 1,200 positions and the communities where we operate,” Crutchfield said. “We never take such actions lightly, but our goal remains to emerge from the current headwinds in an even stronger position within our industry, which ultimately will benefit all our constituents.”

Alpha's recent financing activity is a significant step in the company's plan to strengthen Alpha's position within the industry. In October, the company successfully issued $500 million of 9.75% senior notes due in 2018. A portion of the proceeds were used to repurchase approximately $123 million of the 2015 3.25% convertible senior notes, and the remainder, net of fees, serves to improve the company's liquidity and financial flexibility. As of October 26, the date our convertible senior tender offer was closed, Alpha had total liquidity of $2.0 billion, including approximately $900 million of cash and marketable securities.

“Finally, even in this challenging environment, we never lose sight of Running Right and engaging all employees in the pursuit of a safe and well run workplace,” Crutchfield said. “In the third quarter, several of our mine rescue teams took home awards from the national mine rescue competition, with our Kingston White team placing first overall in Division 2. Also, our AMFIRE Centre County Strip mine was recently awarded the esteemed Sentinels of Safety Award. I would like to commend our entire workforce for their continued focus on Running Right and watching out for one another.”

Financial Performance

•
Alpha's total revenues in the third quarter were $1.6 billion compared with $2.3 billion in the third quarter of 2011, and coal revenues were $1.5 billion compared with $2.0 billion in the third quarter last year. The decrease in coal revenues compared with the year-ago period was driven primarily by lower metallurgical coal revenues due to a 23 percent decline in average per ton realizations and an 18 percent decrease in shipment volumes, as well as a 23 percent decrease in Eastern steam coal shipment volumes. Those decreases were partially offset by a 13 percent increase in Western coal revenues on higher volumes and higher per ton realizations compared with last year. Other revenues and freight and handling revenues were $24 million and $154 million, respectively, during the third quarter of 2012 versus $97 million and $214 million, respectively, during the third quarter of 2011. Other revenues for the third quarter of 2012 included $16.5 million from a cash buy-out of a coal supply agreement.

•
During the third quarter of 2012, Alpha shipped 13.2 million tons of Powder River Basin (PRB) steam coal, 9.8 million tons of Eastern steam coal and 4.9 million tons of metallurgical coal. Average per ton realization for PRB shipments rose to $12.87 in the third quarter of 2012, compared with $11.98 in the year-ago period. The average realization per ton for Eastern steam coal shipments was $66.40, compared with $67.07 last year, and the average per ton realization for metallurgical coal decreased to $129.96 in the third quarter of 2012, compared with $168.49 in the third quarter of 2011.

•
Total costs and expenses during the third quarter of 2012 were $1.7 billion compared with $2.2 billion in the third quarter of 2011. Cost of coal sales during the quarter was $1.3 billion, compared with $1.7 billion in the third quarter of 2011.

Adjusted cost of coal sales in the East, which excludes various items detailed in the reconciliation table in the “Supplemental Sales, Operations and Financial Data” section of the release, averaged $75.93 per ton, compared with $74.21 in the second quarter of 2012 and $76.38 in the third quarter last year. The sequential increase in Eastern cost of coal sales per ton primarily reflects the impact of lower overall Eastern shipment volumes and a proportionally smaller contribution from the Pittsburgh #8 longwall mines due mainly to a September longwall move at the Cumberland mine and miner vacations during the quarter. These factors were somewhat offset by a lower cost mix of operations in Central Appalachia due to restructuring and related efficiency enhancements. The year-over-year decrease in adjusted cost of coal sales per ton in the East is primarily the result of the impact of lower metallurgical coal prices on variable costs and lower purchased coal costs and volumes, as well as restructuring and related efficiency enhancements, somewhat offset by lower overall shipment volumes.

The cost of coal sales in the West averaged $9.40 per ton, down from $11.01 in the second quarter of 2012 and $10.34 in the third quarter of 2011. The sequential and year-over-year decreases in Western costs of coal sales per ton were primarily attributable to higher shipment volumes and decreased overburden movement due to Alpha's revised near-term production outlook.

Selling, general and administrative expense in the third quarter of 2012 was $50 million, compared with selling, general and administrative expense of $76 million in the third quarter last year, which included approximately $8 million of merger-related expenses. Depreciation, depletion and amortization (DD&A) during the quarter was $239 million, compared with $249 million in third quarter of 2011. Net amortization of acquired intangibles was a $12 million benefit in the third quarter of 2012, compared with an $81 million benefit in the third quarter last year.

•
Alpha recorded a net loss of $46 million or $0.21 per diluted share during the third quarter of 2012 compared with net income of $63 million or $0.28 per diluted share during the third quarter of 2011. Excluding items detailed in the attached “Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss),” Alpha's adjusted third quarter net loss was $36 million or $0.16 per diluted share, compared with adjusted net income of $76 million or $0.34 per diluted share in the third quarter of 2011.

•
Alpha's third quarter 2012 EBITDA was $144 million, compared with EBITDA of $276 million in the prior-year period. Excluding items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss),” Adjusted EBITDA was $179 million in the third quarter of 2012, compared with Adjusted EBITDA of $377 million in the third quarter of 2011.

Year-to-Date Results

•
For the first nine months of 2012, Alpha reported total revenues of $5.4 billion, including $4.7 billion in coal revenues, compared with total revenues of $5.0 billion and coal revenues of $4.4 billion during the first nine months of 2011. The year-over-year increase in both total revenues and coal revenues is primarily attributable to the inclusion of the former Massey operations for a full nine months in 2012, compared to four months in 2011, which more than offset production cuts implemented during the first three quarters of 2012 and lower average realizations per ton for metallurgical coal.

•
During the first nine months of 2012, Alpha's coal shipments totaled 82.9 million tons, compared with 75.2 million tons in the year-ago period. Metallurgical coal shipments were 15.4 million tons year-to-date, up 11 percent compared to the 13.9 million tons shipped during the first nine months of 2011. Shipments of PRB coal and Eastern steam coal were 35.2 million tons and 32.4 million tons, respectively, during the first nine months of 2012, compared with 36.1 million tons and 25.3 million tons during the first nine months of 2011. With the exception of shipments of PRB coal, these year-over-year increases are primarily due to inclusion of the former Massey operations for full nine months in 2012, partly offset by 2012 actions to reduce production.

•
For the first nine months of 2012, the company-wide average realization was $56.24 per ton and the adjusted average cost of coal sales was $47.79 per ton, resulting in a $8.45 per ton (or 15 percent) adjusted coal margin. By comparison, company-wide average realizations in the first nine months of 2011 were $58.46 and the adjusted average cost of coal sales was $43.19, resulting in a $15.27 per ton (or 26 percent) adjusted coal margin. The decrease in coal margin was primarily attributable to lower per ton realizations and therefore lower margins on metallurgical coal shipments.

•
Year-to-date Alpha recorded a net loss of $2.3 billion or $10.49 per diluted share, including the pre-tax impact of goodwill and asset impairment and restructuring charges totaling $2.6 billion. Excluding the various items detailed in the attached “Reconciliation of Adjusted Net Income (Loss) to Net

Income (Loss),” Alpha's adjusted net loss was $165 million or $0.75 per diluted share for the first nine months of 2012, compared with adjusted net income of $308 million or $1.82 per diluted share for the first nine months of 2011. EBITDA for the first nine months of 2012 was a loss of $2.0 billion, and Adjusted EBITDA, which excludes the various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss),” was $575 million, compared with EBITDA and Adjusted EBITDA of $578 million and $959 million, respectively, during the first nine months of 2011.

Liquidity and Capital Resources

Operating cash flow for the quarter ended September 30, 2012 was $170 million, compared with operating cash flow of $242 million in the third quarter of 2011. The decrease in operating cash flow was primarily attributable to reduced shipment volumes of metallurgical coal and Eastern steam coal, as well as lower average per ton realizations on metallurgical coal shipments during the third quarter of 2012. Capital expenditures for the third quarter of 2012 were $87 million, versus $142 million in the comparable period last year.

At the end of the third quarter of 2012, Alpha had total liquidity of approximately $1.6 billion, which includes the $500 million minimum liquidity that must be maintained according to the terms of our secured credit facility. Alpha's liquidity as of September 30th, 2012, consisted of an aggregate $550 million of cash, cash equivalents and marketable securities, plus $1.1 billion available under the company's secured credit facilities. Total long-term debt, including the current portion of long-term debt at September 30, 2012, remained at approximately $3.0 billion.

Following quarter-end, Alpha successfully issued $500 million of 9.75% senior notes due 2018. A portion of the proceeds were used to repurchase approximately $123 million of the 3.25% convertible senior notes due in 2015 pursuant to a tender offer that was launched concurrent with the $500 million notes offering and expired on October 25, 2012. The remaining proceeds from the $500 million notes offering, net of fees, served to increase cash on the balance sheet, increasing Alpha's total liquidity to approximately $2.0 billion as of October 26, 2012 and providing additional financial flexibility.

Market Overview

The global seaborne metallurgical coal market has been characterized by excess supply, weak demand and falling prices which, based on spot market transactions, are below production costs for a meaningful portion of the world's supply. This market weakness has driven a rapid supply response, and producers in the U.S., Australia and elsewhere have curtailed up to 30 million tons of annualized production, representing more than 10 percent of the global seaborne supply of metallurgical coal. Taken together with renewed expectations of increasing infrastructure spending in China, we expect this recent supply response may restore the market to a more balanced supply/demand picture in the near-term. Alpha has responded to the deterioration in market conditions, reducing our production of lower quality metallurgical coal by three to four million tons on an annual run-rate basis through a series of cutbacks announced throughout 2012. When the market rebounds from its recent weakness, Alpha has the capability to ramp up its metallurgical coal shipments and take advantage of opportunities in this highly cyclical market.

The thermal market in the United States has rebounded from its low point in the Spring of 2012 when coal reached its lowest proportional level of electricity generation in four decades, and nationwide utility inventories peaked at an estimated 213 million tons due to the combined and inter-related forces of weak winter burn and natural gas prices that were briefly below $2 per thousand cubic feet

(MCF). However, the improvement has been gradual, and inventories remain elevated, falling to 191 million tons by the end of September, a level still well above the historical average. Despite the inventory drawdown, an improvement in coal's share of electricity generation into the upper 30 percent range, and the expectation of a return to $4 per MCF gas in 2013, the domestic market for steam coal remains weak. Alpha estimates that, if all domestic steam coal were re-priced at today's spot market prices, over two-thirds of all shipment volumes would be uneconomic. In light of this market environment, Alpha announced plans in September to curtail production in the Powder River Basin (PRB) and Central Appalachia. In the PRB, the company plans to continue to ship those tons that are currently committed and priced to provide acceptable profit levels until the market comes back into balance. In Central Appalachia, where Alpha believes steam coal demand has been structurally reduced due to plant retirements and competition from natural gas, the company is idling high cost thermal coal production to create a sustainable thermal coal business that can profitably dispatch throughout the business cycle.

In terms of exports, the U.S. is on pace for a record year with export volumes reaching 88 million tons by the end of August, including 40 million tons of steam coal, a 66 percent year-over-year increase, and 48 million tons of met, a modest 3 percent year-over-year increase. However, slack demand and ample supply have resulted in lower seaborne prices, and, as expected, U.S. exports have slowed since mid-year in the face of these cyclical market headwinds. Looking past the current market downturn, seaborne demand for both met and thermal coal is expected to grow in the mid-single digits in 2013 and beyond. Alpha is well-positioned to take advantage of future growth in the seaborne market with more export terminal capacity than any other U.S. producer, at 25 million to 30 million tons of potential annual throughput, and the company is on pace to more than double thermal exports in 2012 to approximately five million tons. Alpha will seek to expand its export thermal business while ensuring that it has sufficient capacity to take advantage of the relatively higher-margin export opportunities for its metallurgical coal, with Alpha already ranking third globally in annual shipment volumes.

Outlook

For 2012, Alpha's guidance for total shipment volumes remains unchanged at 100-115 million tons, including 20-23 million tons of Eastern metallurgical coal, 38-44 million tons of Eastern steam coal, and 42-48 million tons of Western steam coal. During the third quarter of 2012, Alpha priced 950,000 tons of metallurgical coal for delivery in 2012 at average realizations of approximately $96 per ton. As of October 25, 2012, based on the midpoint of guidance, 91 percent of Alpha's 2012 Eastern metallurgical coal shipment volume was committed and priced at an average per ton realization of $133.20, and 5 percent was committed and unpriced. Also based on the midpoint of guidance, Alpha's 2012 Eastern steam coal shipment volume was 100 percent committed and priced at an average per ton realization of $66.02, and 100 percent of Alpha's 2012 Western steam coal shipment volume was committed and priced at an average per ton realization of $12.89. Guidance for adjusted cost of coal sales in 2012 also remains unchanged from prior guidance and is anticipated to range from $74.00 to $78.00 per ton in the East and from $10.50 to $11.50 per ton in the West. Likewise, guidance ranges for selling, general and administrative expense and for depletion, depreciation and amortization expense in 2012 remain unchanged at $210 million to $225 million, and $1.05 billion to $1.15 billion, respectively. Guidance for interest expense in 2012 increased to a range of $190 million to $195 million to reflect the $500 million senior notes offering and the repurchase of approximately $123 million of the 3.25% convertible senior notes due 2015, both completed in October 2012. Alpha's guidance for 2012 capital expenditures is unchanged in the range of $450 million to $600 million.

As of October 25, 2012, Alpha had 2.9 million tons of Eastern metallurgical coal committed and priced for 2013 at average per ton realizations of $129.78 and 11.2 million tons of Eastern metallurgical coal committed and unpriced. As of the same date, Alpha had 16.7 million tons of Eastern steam coal committed and priced at average per ton realizations of $66.30 and 3.2 million tons committed and unpriced, and in the West, Alpha had 37.9 million tons committed and priced at average realizations of $12.87 per ton.

Guidance
(in millions, except per-ton and percentage amounts)

2012
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2]
West	$12.89
Eastern Steam	$66.02
Eastern Metallurgical	$133.20
Coal Shipments[3]	100.0 - 115.0
West	42.0 - 48.0
Eastern Steam	38.0 - 44.0
Eastern Metallurgical	20.0 - 23.0
Committed and Priced (%)[4]	99%
West	100%
Eastern Steam	100%
Eastern Metallurgical	91%
Committed and Unpriced (%)[4,5]	1%
West	—%
Eastern Steam	—%
Eastern Metallurgical	5%
West - Cost of Coal Sales per Ton	$10.50 - $11.50
East - Cost of Coal Sales per Ton[6]	$74.00 - $78.00
Selling, General & Administrative Expense[7] (excluding merger-related expenses)	$210 - $225
Depletion, Depreciation & Amortization	$1,050 - $1,150
Interest Expense	$190 - $195
Capital Expenditures[8]	$450 - $600
Notes:

1.	Based on committed and priced coal shipments as of October 25, 2012.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2012 include an estimated 2.0 to 3.0 million tons of brokered coal.

4.	As of October 25, 2012, compared to the midpoint of shipment guidance range.

5.
In 2012, committed and unpriced Eastern tons include approximately 1.1 million tons of metallurgical coal subject to market pricing and approximately 0.1 million tons of steam coal subject to market pricing.

6.
Excludes merger-related expenses, non-cash charges for the fair value adjustment of acquired coal inventory, UBB charges and weather-related property damage. Alpha has not reconciled the adjusted Eastern cost of coal sales per ton to Eastern cost of coal sales per ton because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted, and Alpha is unable to provide guidance for such expenses.

7.
Alpha has not reconciled the adjusted selling, general & administrative expense to selling, general & administrative expense because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted, and Alpha is unable to provide guidance for such expenses.

8.	Includes the annual bonus bid payments on the Federal Lease by Applications for the Eagle Butte and Belle Ayr mines of $36.1 million and $42.1 million, respectively.

About Alpha Natural Resources
With $7.1 billion in total revenue in 2011, Alpha Natural Resources ranks as America's third-largest coal producer by revenue and third-largest by production. Alpha is the nation's largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the Company had more than 200 Customers on five continents. More information about Alpha can be found on the company's Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha's control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;

•	decline in coal prices;

•	our liquidity, results of operations and financial condition;

•	regulatory and court decisions;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;

•	changes in safety and health laws and regulations and the ability to comply with such changes;

•	inherent risks of coal mining beyond our control;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	competition in coal markets;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	our ability to negotiate new UMWA wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	availability of skilled employees and other employee workforce factors, such as labor relations;

•	potential instability and volatility in worldwide financial markets;

•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•	disruption in coal supplies;

•	our production capabilities and costs;

•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, including those of Massey, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;

•	uncertainty of the expected financial performance of Alpha following the acquisition of Massey;

•	our ability to achieve the cost savings and synergies contemplated by the acquisition of Massey within the expected time frame;

•	disruption from the acquisition of Massey making it more difficult to maintain relationships with customers, employees or suppliers;

•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;

•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in and renewal or acquisition of new long-term coal supply arrangements;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	availability of mining and processing equipment and parts;

•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;

•	indemnification of certain obligations not being met;

•	continued funding of the road construction business, related costs, and profitability estimates;

•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;

•	certain terms of our outstanding debt securities, including any conversions of our convertible senior debt securities, that may adversely impact our liquidity;

•	our substantial indebtedness and potential future indebtedness;

•	significant or rapid increases in commodity prices;

•	reclamation and mine closure obligations;

•	terrorist attacks and threats, and escalation of military activity in response to such attacks;

•	inflationary pressures on supplies and labor;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	weather conditions or catastrophic weather-related damage; and

•
other factors, including the other factors discussed in the “Management's Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

These and other risks and uncertainties are discussed in greater detail in Alpha's Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted diluted earnings (loss) per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)” and “Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss).”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes are useful to securities analysts, investors and others in assessing the Company's performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.  A reconciliation of each of these measures to its most directly comparable GAAP measure is provided in the tables below.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011(1)	2012	2011(1)

Revenues:
Coal revenues	$1,455,702	$1,997,933	$4,660,541	$4,395,803
Freight and handling revenues	154,450	213,834	597,157	480,760
Other revenues	23,657	96,986	158,833	160,966
Total revenues	1,633,809	2,308,753	5,416,531	5,037,529

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,259,174	1,683,902	4,080,964	3,525,886
Freight and handling costs	154,450	213,834	597,157	480,760
Other expenses	13,357	54,239	43,194	111,045
Depreciation, depletion and amortization	238,894	249,253	797,516	485,002
Amortization of acquired intangibles, net	(11,682)	(80,618)	(64,480)	(63,563)
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	49,604	75,643	160,626	332,598
Asset impairment and restructuring	13,676	—	1,028,610	—
Goodwill impairment	—	—	1,525,332	—
Total costs and expenses	1,717,473	2,196,253	8,168,919	4,871,728

Income (loss) from operations	(83,664)	112,500	(2,752,388)	165,801

Other income (expense):
Interest expense	(47,345)	(49,148)	(139,313)	(94,726)
Interest income	1,328	930	3,749	2,987
Loss on early extinguishment of debt	—	(5,212)	—	(9,768)
Miscellaneous income, net	353	309	1,619	334
Total other expense, net	(45,664)	(53,121)	(133,945)	(101,173)

Income (loss) before income taxes	(129,328)	59,379	(2,886,333)	64,628
Income tax benefit (expense)	83,182	3,225	576,765	(2,244)
Net income (loss)	$(46,146)	$62,604	$(2,309,568)	$62,384

Income (loss) per common share:
Basic income (loss) per common share:	$(0.21)	$0.28	$(10.49)	$0.37
Diluted income (loss) per common share:	$(0.21)	$0.28	$(10.49)	$0.37

Weighted average shares outstanding:
Weighted average shares--basic	220,417,448	224,394,487	220,167,198	166,931,448
Weighted average shares--diluted	220,417,448	226,281,985	220,167,198	168,833,010

(1) The results for the three and nine months ended September 30, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections recorded in the first six months of 2012.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2012	June 30, 2012	September 30, 2011	2012	2011

Tons sold (1):
Powder River Basin	13,219	10,161	12,556	35,152	36,054
Eastern steam	9,849	11,043	12,723	32,368	25,255
Eastern metallurgical	4,860	5,595	5,900	15,353	13,883
Total	27,928	26,799	31,179	82,873	75,192

Average realized price per ton sold (2)(9):
Powder River Basin	$12.87	$12.96	$11.98	$12.92	$11.94
Eastern steam	$66.40	$65.05	$67.07	$66.32	$66.91
Eastern metallurgical	$129.96	$127.83	$168.49	$134.15	$163.90
Weighted average total	$52.12	$58.41	$64.08	$56.24	$58.46

Coal revenues:
Powder River Basin	$170,160	$131,733	$150,483	$454,334	$430,485
Eastern steam	653,948	718,416	853,361	2,146,788	1,689,802
Eastern metallurgical	631,594	715,132	994,089	2,059,419	2,275,516
Total coal revenues	$1,455,702	$1,565,281	$1,997,933	$4,660,541	$4,395,803

Adjusted cost of coal sales per ton (3)(7)(8)(11)(12):
Powder River Basin	$9.40	$11.01	$10.34	$10.39	$10.20
East (4)	$75.93	$74.21	$76.38	$75.34	$73.58
Adjusted weighted average total	$44.44	$50.25	$49.78	$47.79	$43.19

Adjusted weighted average coal margin per ton (9)	$7.68	$8.16	$14.30	$8.45	$15.27
Adjusted weighted average coal margin percentage (10)	14.7%	14.0%	22.3%	15.0%	26.1%

Cost of coal sales per ton (3)(7)(11)(12):
Powder River Basin	$9.40	$11.01	$10.34	$10.39	$10.20
East (4)	$75.84	$76.78	$82.30	$76.65	$79.56
Weighted average total	$44.39	$51.84	$53.32	$48.54	$46.30

Weighted average coal margin per ton (5)	$7.73	$6.57	$10.76	$7.70	$12.16
Weighted average coal margin percentage (6)	14.8%	11.2%	16.8%	13.7%	20.8%

Net cash provided by (used in) operating activities	$170,298	$(31,280)	$242,358	$305,647	$537,232
Capital expenditures	$87,348	$119,470	$142,261	$332,592	$314,929

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three and nine months ended September 30, 2012 and September 30, 2011 and the three months ended June 30, 2012, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain non-cash charges that resulted from recording Massey's beginning inventory at fair value, merger-related compensation and severance expenses, merger-related expenses for contract matters, costs related to UBB and expenses related to the impact of weather-related property damage loss.

(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton, adjusted weighted average coal margin per ton and adjusted weighted average coal margin percentage for our Eastern Operations are reconciled to their unadjusted amounts as follows:

	Three months ended			Nine months ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Adjusted cost of coal sales per ton-East	$75.93	$74.21	$76.38	$75.34	$73.58
Impact of merger-related expenses	0.01	1.81	3.36	0.72	4.61
Impact of UBB expenses	(0.10)	0.76	0.57	0.54	0.42
Impact of changes in estimated future costs of water treatment at closed mines	—	—	1.99	—	0.95
Impact of write-off of weather-related property damage	—	—	—	0.05	—
Cost of coal sales per ton-East	$75.84	$76.78	$82.30	$76.65	$79.56

(12) The results for the three and nine months ended September 30, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections recorded in the first six months of 2012.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	September 30, 2012	December 31, 2011 (1)

Cash and cash equivalents	$342,204	$585,882
Trade accounts receivable, net	455,238	641,975
Inventories, net	457,195	492,022
Short-term marketable securities	207,199	80,342
Prepaid expenses and other current assets	570,699	747,854
Total current assets	2,032,535	2,548,075
Property, equipment and mine development costs, net	2,316,640	2,812,069
Owned and leased mineral rights and land, net	7,442,438	8,284,328
Goodwill, net	755,859	2,281,191
Long-term marketable securities	757	20,489
Other non-current assets	556,902	647,893
Total assets	$13,105,131	$16,594,045

Current portion of long-term debt	$80,605	$46,029
Trade accounts payable	301,266	504,059
Accrued expenses and other current liabilities	924,913	1,359,160
Total current liabilities	1,306,784	1,909,248
Long-term debt	2,912,528	2,922,052
Pension and postretirement medical benefit obligations	1,188,680	1,214,724
Asset retirement obligations	899,157	743,613
Deferred income taxes	961,001	1,507,923
Other non-current liabilities	739,211	921,441
Total liabilities	8,007,361	9,219,001

Total stockholders' equity	5,097,770	7,375,044
Total liabilities and stockholders' equity	$13,105,131	$16,594,045

	As of
	September 30, 2012	December 31, 2011
Liquidity ($ in 000's):
Cash and cash equivalents	$342,204	$585,882
Marketable securities with maturities of less than one year	207,199	80,342
Marketable securities with maturities of greater than one year	757	20,489
Total cash, cash equivalents and marketable securities	550,160	686,713
Unused revolving credit and A/R securitization facilities (2)	1,059,400	1,114,700
Total liquidity	$1,609,560	$1,801,413

(1) During the six months ended June 30, 2012, the Company recorded certain adjustments to the provisional opening balance sheet of Massey. Accordingly, the December 31, 2011 balance sheet was adjusted to reflect these changes as if they were recorded on the acquisition date in accordance with generally accepted accounting principles related to acquisition accounting. The Company also recorded the effects of certain immaterial corrections which are also reflected in the December 31, 2011 balance sheet.

(2) The revolving credit facility is subject to a minimum liquidity requirement of $500 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011(1)

Operating activities:
Net income (loss)	$(2,309,568)	$62,384
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	878,924	529,825
Amortization of acquired intangibles, net	(64,480)	(63,563)
Mark-to-market adjustments for derivatives	(12,820)	(57,392)
Stock-based compensation	3,945	55,856
Employee benefit plans, net	56,033	45,305
Goodwill impairment	1,525,332	—
Asset impairment and restructuring	1,028,610	—
Loss on early extinguishment of debt	—	9,768
Deferred income taxes	(577,744)	(5,801)
Other, net	(16,271)	16,064
Changes in operating assets and liabilities:		—
Trade accounts receivable, net	186,737	(169,509)
Inventories, net	34,826	122,530
Prepaid expenses and other current assets	170,642	21,486
Other non-current assets	(729)	(23,528)
Trade accounts payable	(195,607)	82,222
Accrued expenses and other current liabilities	(342,838)	(93,463)
Pension and postretirement medical benefit obligations	(35,667)	(89,530)
Asset retirement obligations	(37,611)	(13,457)
Other non-current liabilities	13,933	108,035
Net cash provided by operating activities	305,647	537,232

Investing activities:
Cash paid for acquisition, net of cash acquired	—	(711,387)
Capital expenditures	(332,592)	(314,929)
Acquisition of mineral rights under federal leases	(53,501)	(65,013)
Purchases of marketable securities	(419,275)	(350,617)
Sales of marketable securities	307,137	434,349
Purchase of equity-method investments	(10,100)	(8,000)
Other, net	7,420	(4,672)
Net cash used in investing activities	(500,911)	(1,020,269)

Financing activities:
Principal repayments of long-term debt	(30,000)	(1,307,834)
Proceeds from borrowings on long-term debt	—	2,100,000
Principal repayments of capital lease obligations	(3,862)	—
Debt issuance costs	(6,737)	(84,306)
Excess tax benefit from stock-based awards	—	—
Common stock repurchases	(6,985)	(206,381)
Proceeds from exercise of stock options	170	4,079
Other	(1,000)	—
Net cash (used in) provided by financing activities	(48,414)	505,558

Net increase (decrease) in cash and cash equivalents	$(243,678)	$22,521
Cash and cash equivalents at beginning of period	$585,882	$554,772
Cash and cash equivalents at end of period	$342,204	$577,293

(1) The results for the nine months ended September 30, 2011 have been restated to reflect the impact of certain adjustments made to the provisional opening balance sheet of Massey and certain immaterial corrections recorded in the first six months of 2012.

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)
(In Thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2012	June 30, 2012	September 30, 2011	2012	2011

Net income (loss)	$(46,146)	$(2,234,656)	$62,604	$(2,309,568)	$62,384
Interest expense	47,345	46,534	49,148	139,313	94,726
Interest income	(1,328)	(1,324)	(930)	(3,749)	(2,987)
Income tax expense (benefit)	(83,182)	(449,798)	(3,225)	(576,765)	2,244
Depreciation, depletion and amortization	238,894	272,850	249,253	797,516	485,002
Amortization of acquired intangibles, net	(11,682)	(17,286)	(80,618)	(64,480)	(63,563)
EBITDA	143,901	(2,383,680)	276,232	(2,017,733)	577,806
Goodwill impairment	—	1,525,332	—	1,525,332	—
Asset impairment and restructuring	13,676	1,010,878	—	1,028,610	—
UBB expenses	(1,539)	12,893	10,636	25,697	16,417
Change in fair value and settlement of derivative instruments	28,581	(8,027)	(55,168)	(15,385)	(53,956)
Merger related expenses	(6,101)	29,224	102,532	26,488	372,187
Loss on early extinguishment of debt	—	—	5,212	—	9,768
Changes in estimated future costs of water treatment at closed mines	—	—	37,137	—	37,137
Impact of write-off of weather-related property damage	—	—	—	2,300	—
Adjusted EBITDA	$178,518	$186,620	$376,581	$575,309	$959,359

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2012	June 30, 2012	September 30, 2011	2012	2011

Net income (loss)	$(46,146)	$(2,234,656)	$62,604	$(2,309,568)	$62,384
Goodwill impairment	—	1,525,332	—	1,525,332	—
Asset impairment and restructuring	13,676	1,010,878	—	1,028,610	—
UBB expenses	(1,539)	12,893	10,636	25,697	16,417
Amortization of acquired intangibles, net	(11,682)	(17,286)	(80,618)	(64,480)	(63,563)
Change in fair value and settlement of derivative instruments	28,581	(8,027)	(55,168)	(15,385)	(53,956)
Merger related expenses	(6,101)	29,224	102,532	26,488	372,187
Impact of write-off of weather-related property damage	—	—	—	2,300	—
Loss on early extinguishment of debt	—	—	5,212	—	9,768
Changes in estimated future costs of water treatment at closed mines	—	—	37,137	—	37,137
Estimated income tax effect of above adjustments	(10,401)	(405,407)	(6,202)	(398,519)	(78,636)
Discrete tax charge from valuation allowance adjustment	(2,048)	21,300	—	20,706	—
Discrete tax charge from state statutory tax rate change, net of federal tax impact	—	(6,397)	—	(6,397)	—
Discrete tax charge from non-deductible transaction costs	—	—	—	—	5,961
Adjusted net income (loss)	$(35,660)	$(72,146)	$76,133	$(165,216)	$307,699

Weighted average shares--diluted	220,417,448	220,295,415	226,281,985	220,167,198	168,833,010

Adjusted diluted earnings (loss) per common share	$(0.16)	$(0.33)	$0.34	$(0.75)	$1.82

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.